Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2022 FOURTH QUARTER AND YEAR END RESULTS
Revenue of $61.2 Billion for the Fourth Quarter, a 3.8 Percent Year-Over-Year Increase
Fourth Quarter GAAP Diluted EPS of $1.40 and Adjusted Diluted EPS of $2.60
Revenue of $238.6 Billion for Fiscal Year 2022, an 11.5 Percent Year-Over-Year Increase
Fiscal Year 2022 GAAP Diluted EPS of $8.04 and Adjusted Diluted EPS of $11.03

CONSHOHOCKEN, PA, November 3, 2022 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2022 fourth quarter ended September 30, 2022, revenue increased 3.8 percent to $61.2 billion. Revenue increased 11.5 percent to $238.6 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.40 for the September quarter of fiscal 2022, compared to $2.08 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 8.8 percent to $2.60 in the fiscal fourth quarter. For fiscal year 2022, diluted EPS increased 8.8 percent to $8.04. For fiscal year 2022, adjusted diluted EPS increased 19.1 percent to $11.03.

“AmerisourceBergen delivered strong performance in our 2022 fiscal year as our team’s execution excellence allowed us to deliver on our strategic priorities. Our leading capabilities in pharmaceutical distribution and manufacturer solutions enable us to play our core role in advancing pharmaceutical innovation and access,” said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

“United by our purpose, our team members have positioned us well to execute on our long-term strategic vision of expanding our leadership in distribution while continuing to grow our higher-margin and higher-growth businesses,” Mr. Collis continued. “As we enter a new fiscal year, we are uniquely positioned to deliver long-term value creation to our stakeholders as we advance our foundation, enhance our capabilities, and invest in innovation to further drive our differentiation.”

Fourth Quarter Fiscal Year 2022 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$61.2B	$61.2B
Gross Profit	$2.0B	$2.1B
Operating Expenses	$1.5B	$1.4B
Operating Income	$455M	$741M
Interest Expense, Net	$52M	$52M
Effective Tax Rate	21.9%	19.8%
Net Income Attributable to AmerisourceBergen Corporation	$295M	$546M
Diluted Earnings Per Share	$1.40	$2.60
Diluted Shares Outstanding	210.0M	210.0M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•Revenue: In the fourth quarter of fiscal 2022, revenue was $61.2 billion, up 3.8 percent compared to the same quarter in the previous fiscal year, reflecting a 4.7 percent increase in U.S. Healthcare Solutions revenue and a 2.7 percent decrease in revenue within International Healthcare Solutions due to the negative impact of foreign currency translation.

•Gross Profit: Gross profit in the fiscal 2022 fourth quarter was $2.0 billion, a 4.1 percent decrease compared to the same period in the previous fiscal year. Gross profit was unfavorably impacted by LIFO expense of $104.8 million in the current year period versus a LIFO credit of $42.5 million in the previous fiscal year period and a decline in gross profit within International Healthcare Solutions due to the negative impact of foreign currency translation. The decrease was offset in part by an increase in gross profit in U.S. Healthcare Solutions. Gross profit as a percentage of revenue was 3.25 percent, a decline of 26 basis points from the prior year quarter.

•Operating Expenses: In the fourth quarter of fiscal 2022, operating expenses were $1.5 billion, up 1.6 percent from the same period last fiscal year, primarily a result of an increase in distribution, selling, and administrative expenses. Operating expenses as a percentage of revenue in the fiscal 2022 fourth quarter were 2.50 percent compared to 2.56 percent for the same period in the previous fiscal year.

•Operating Income: In the fiscal 2022 fourth quarter, operating income was $454.5 million versus $561.9 million in the prior year quarter due to the decrease in gross profit and increase in operating expenses. Operating income as a percentage of revenue was 0.74 percent in the fourth quarter of fiscal 2022 compared to 0.95 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the fiscal 2022 fourth quarter, net interest expense of $51.5 million was down 5.6 percent versus the prior year quarter due to an increase in interest income as a result of higher investment interest rates.

•Effective Tax Rate: The effective tax rate was 21.9 percent for the fourth quarter of fiscal 2022. This compares to 21.2 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $1.40 in the fourth quarter of fiscal 2022 compared to $2.08 in the previous fiscal year fourth quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2022 were 210.0 million, a 0.4 percent decline versus the prior fiscal year fourth quarter primarily due to share repurchases, partially offset by stock option exercises and restricted stock vesting.

Fourth Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2022, revenue was $61.2 billion, up 3.8 percent compared to the same quarter in the previous fiscal year, reflecting a 4.7 percent increase in U.S. Healthcare Solutions revenue and a 2.7 percent decrease in revenue within International Healthcare Solutions due to the negative impact of foreign currency translation.

•Adjusted Gross Profit: Adjusted gross profit in the fiscal 2022 fourth quarter was $2.1 billion, which was up 4.8 percent compared to the same period in the previous fiscal year due to an increase in gross profit in U.S. Healthcare Solutions, partially offset by a decline in gross profit within International Healthcare Solutions due to the negative impact of foreign currency translation. Adjusted gross profit as a percentage of revenue was 3.44 percent in the fiscal 2022 fourth quarter, an increase of 4 basis points when compared to the prior year quarter.

•Adjusted Operating Expenses: In the fourth quarter of fiscal 2022, adjusted operating expenses were $1.4 billion, an increase of 3.8 percent compared to the same period in the previous fiscal year primarily due to an increase in distribution, selling, and administrative expenses compared to the prior year quarter. Adjusted operating expenses as a percentage of revenue in the fiscal 2022 fourth quarter was 2.23 percent, flat when compared to the prior year quarter.

•Adjusted Operating Income: In the fiscal 2022 fourth quarter, adjusted operating income of $741.5 million increased 6.8 percent from the prior year quarter due to a 14.0 percent increase in U.S. Healthcare Solutions' operating income, partially offset by a 12.6 percent decrease in operating income within International Healthcare Solutions due to the negative impact of foreign currency translation. Adjusted operating income as a percentage of revenue was 1.21 percent in the fiscal 2022 fourth quarter, an increase of 3 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2022 fourth quarter, net interest expense of $51.5 million was down 5.6 percent versus the prior year quarter due to an increase in interest income as a result of higher investment interest rates.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 19.8 percent for the fourth quarter of fiscal 2022 compared to 20.3 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 8.8 percent to $2.60 in the fourth quarter of fiscal 2022 compared to $2.39 in the previous fiscal year fourth quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the fourth quarter of fiscal 2022 were 210.0 million, a 0.4 percent decline versus the prior fiscal year fourth quarter primarily due to share repurchases, partially offset by stock option exercises and restricted stock vesting.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers. In the first quarter of fiscal 2022, the Company re-aligned its reporting structure under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. U.S. Healthcare Solutions consists of the legacy Pharmaceutical Distribution Services reportable segment (excluding Profarma), MWI Animal Health, Xcenda, Lash Group, and ICS 3PL. International Healthcare Solutions consists of Alliance Healthcare, World Courier, Innomar, Profarma, and Profarma Specialty (until it was divested in June 2022). The Company’s previously reported segment results have been revised to conform to its re-aligned reporting structure.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $54.8 billion, an increase of 4.7 percent compared to the same quarter in the prior fiscal year primarily due to overall market growth and increased sales to specialty physician practices, and was partially offset by a decline in sales of commercial COVID-19 treatments. Segment operating income of $578.4 million in the fourth quarter of fiscal 2022 was up 14.0 percent compared to the same period in the previous fiscal year due to an increase in gross profit, primarily due to sales to specialty physician practices and fees earned from the distribution of government-owned COVID-19 treatments.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $6.4 billion in the fourth quarter of fiscal 2022, a decrease of 2.7 percent compared to the same period in the prior fiscal year. Operating income within International Healthcare Solutions decreased 12.6 percent to $163.1 million in the fourth quarter of fiscal 2022. The period over period declines were due to the negative impact of foreign currency translation resulting from our Alliance Healthcare business.

Fiscal Year 2022 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$238.6B	$238.6B
Gross Profit	$8.3B	$8.4B
Operating Expenses	$5.9B	$5.2B
Operating Income	$2.4B	$3.2B
Interest Expense, Net	$211M	$211M
Effective Tax Rate	23.7%	20.6%
Net Income Attributable to AmerisourceBergen Corporation	$1.7B	$2.3B
Diluted Earnings Per Share	$8.04	$11.03
Diluted Shares Outstanding	211.2M	211.2M

Summary Fiscal Year GAAP Results

    In fiscal year 2022, GAAP diluted EPS was $8.04 compared to $7.39 in the prior fiscal year. Revenue increased 11.5 percent from last fiscal year to $238.6 billion. Gross profit increased 19.5 percent to $8.3 billion primarily due to increases in gross profit within International Healthcare Solutions, including the full year impact of the June 2021 Alliance Healthcare acquisition, and within U.S. Healthcare Solutions, partially offset by a LIFO expense in the current year versus a credit in the previous fiscal year and less favorable gains from antitrust litigation settlements. Operating expenses increased 29.2 percent primarily due to an increase in expenses as a result of the June 2021 acquisition of Alliance Healthcare. Operating income increased 0.5 percent due to higher gross profit, which was largely offset by higher operating expenses. Diluted weighted average shares outstanding in fiscal 2022 were 211.2 million, up 1.3 percent from the prior fiscal year resulting from stock option exercises, restricted stock vesting, and the June 2021 issuance of 2 million shares of the Company's common stock to Walgreens Boots Alliance, Inc. ("WBA") in connection with the acquisition of Alliance Healthcare, partially offset by share repurchases.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2022, adjusted diluted EPS was $11.03 compared to $9.26 in the prior fiscal year. Revenue increased 11.5 percent to $238.6 billion. Adjusted gross profit increased by $1.8 billion, or 27.9 percent, from the prior fiscal year to $8.4 billion due to the increases in gross profit within International Healthcare Solutions, including the full year impact of the June 2021 Alliance Healthcare acquisition, and within U.S. Healthcare Solutions. Adjusted operating expenses increased 33.5 percent to $5.2 billion primarily due to the June 2021 acquisition of Alliance Healthcare. Adjusted operating income increased 19.5 percent to $3.2 billion due to the increase in gross profit associated with the June 2021 acquisition of Alliance Healthcare, increased sales to specialty physician practices, and fees earned from the distribution of government-owned COVID-19 treatments. Adjusted operating income margin increased 9 basis points to 1.33 percent, primarily due to fees earned from the distribution of government-owned COVID-19 treatments.

Recent Company Highlights & Milestones

•Robert P. Mauch was appointed Executive Vice President and Chief Operating Officer effective October 1, 2022. Prior to this, he served as the Company's Executive Vice President and Group President. In his new role, Mr. Mauch will oversee all AmerisourceBergen operations.
•AmerisourceBergen convened healthcare industry executives, community oncology providers, and other patient-care advocates for its first-ever Disparities in Cancer Care Summit. During the event, attendees discussed pressing issues related to health equity in cancer care.

Dividend Declaration

    On November 2, 2022, the Company's Board of Directors declared a quarterly dividend of $0.485 per common share, an increase in its quarterly dividend rate from $0.46 per common share. The quarterly dividend of $0.485 per common share will be payable November 28, 2022, to stockholders of record at the close of business on November 14, 2022.

Fiscal Year 2023 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2023 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has introduced its fiscal year 2023 financial guidance, which aligns with the initial commentary provided at its June 2022 investor day. Growth rates are on an as reported basis unless constant currency basis is indicated. The Company expects:

•Revenue growth to be in the range of 5 to 7 percent;
◦On a constant currency basis, revenue growth to be in the range of 6 to 8 percent;
◦U.S. Healthcare Solutions revenue growth to be in the range of 6 to 8 percent;
◦International Healthcare Solutions revenue decline to be in the range of 1 to 5 percent;
▪International Healthcare Solutions constant currency revenue growth to be in the range of 8 to 12 percent;
•Adjusted diluted earnings per share to be in the range of $11.30 to $11.60, representing growth of 2 to 5 percent;
◦On a constant currency basis, adjusted diluted earnings per share growth to be in the range of 4 to 7 percent;
◦Excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 7 to 9 percent;
▪On a constant currency basis excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 9 to 11 percent

    Additional expectations include:
•Adjusted operating income growth to be in the range of 0 to 3 percent;
◦On a constant currency basis, adjusted operating income growth to be in the range of 3 to 6 percent;
◦Excluding contributions related to COVID-19, adjusted operating income growth to be in the range of 3 to 5 percent;
▪On a constant currency basis, excluding contributions related to COVID-19, adjusted operating income growth to be in the range of 6 to 8 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 2 to 4 percent;
▪Excluding contributions related to COVID-19, U.S. Healthcare Solutions segment operating income growth to be in the range of 5 to 7 percent;
◦International Healthcare Solutions segment operating income decline to be in the range of 3 to 7 percent;
▪On a constant currency basis, International Healthcare Solutions segment operating income growth to be in range of 5 to 9 percent;
▪Excluding contributions related to COVID-19, International Healthcare Solutions segment operating income decline to be in the range of 1 to 5 percent;
•On a constant currency basis excluding contributions related to COVID-19, International Healthcare Solutions segment operating income growth to be in the range of 7 to 11 percent;
▪Excluding the impact of acquisitions and divestitures, International Healthcare Solutions segment operating income decline to be in the range of 7 to 11 percent;
•Adjusted effective tax rate to be approximately 20 percent to 21 percent;
•Adjusted free cash flow to be approximately $2 billion;
•Capital expenditures in the $500 million range; and
•Weighted average diluted shares are expected to be approximately 207 to 209 million for the fiscal year.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 3, 2022. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 200-6205. From outside the United States and Canada, dial +1 (929) 526-1599. The access code for the call will be 053465. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the U.S. and Canada, dial +44 (204) 525-0658. The access code for the replay is 997664.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•J.P. Morgan Healthcare Conference, January 9-12, 2023.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our more than 43,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic; our ability to achieve and maintain profitability in the future; our ability to respond to general economic conditions, including elevated levels of inflation; our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; the impact on our business of the regulatory environment and complexities with compliance; unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid and declining reimbursement rates for pharmaceuticals; increasing governmental regulations regarding the pharmaceutical supply channel; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal and state governmental entities and other parties (including third-party payors, hospitals, hospital groups and individuals) of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the possibility that various conditions to the consummation of the acquisition of PharmaLex may not be satisfied or that their satisfaction may be delayed; uncertainties as to the timing of the consummation of the acquisition of PharmaLex; unexpected costs, charges or expenses resulting from the acquisition of PharmaLex; the integration of the Alliance Healthcare and PharmaLex businesses into the Company being more difficult, time consuming or costly than expected; the Company’s, Alliance Healthcare’s or PharmaLex’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the acquisition and related strategic transactions on the respective businesses of the Company, Alliance Healthcare and PharmaLex, and the fact that the acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the acquisition of the Alliance Healthcare and PharmaLex businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including noncompliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; our ability to respond to financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions; loss, bankruptcy or insolvency of a major supplier, or substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; financial market volatility and disruption; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with cybersecurity; risks generally associated with data privacy regulation and the international transfer of personal data; financial and other impacts of macroeconomic and geopolitical trends and events, including the unfolding situation in Russia and Ukraine and its regional and global ramifications; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company’s ability to manage and complete divestitures; the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions and increases in inflation in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2022	% of Revenue	Three Months Ended September 30, 2021	% of Revenue	% Change
Revenue	$61,174,149		$58,912,421		3.8%

Cost of goods sold	59,188,590		56,843,010		4.1%

Gross profit [1]	1,985,559	3.25%	2,069,411	3.51%	(4.1)%

Operating expenses:
Distribution, selling, and administrative	1,263,462	2.07%	1,215,688	2.06%	3.9%
Depreciation and amortization	170,562	0.28%	177,721	0.30%	(4.0)%
Litigation and opioid-related expenses	15,024		45,348
Acquisition, integration, and restructuring expenses	81,992		51,062
Goodwill impairment	—		6,373
Impairment of assets	—		11,324
Total operating expenses	1,531,040	2.50%	1,507,516	2.56%	1.6%

Operating income	454,519	0.74%	561,895	0.95%	(19.1)%

Other loss (income), net [2]	20,656		(46,637)
Interest expense, net	51,523		54,596		(5.6)%

Income before income taxes	382,340	0.63%	553,936	0.94%	(31.0)%

Income tax expense	83,664		117,488

Net income	298,676	0.49%	436,448	0.74%	(31.6)%

Net (income) loss attributable to noncontrolling interests	(3,939)		1,250

Net income attributable to AmerisourceBergen Corporation	$294,737	0.48%	$437,698	0.74%	(32.7)%

Earnings per share:
Basic	$1.42		$2.11		(32.7)%
Diluted	$1.40		$2.08		(32.7)%

Weighted average common shares outstanding:
Basic	207,222		207,900		(0.3)%
Diluted	209,961		210,810		(0.4)%
 ________________________________________

1    Includes a $104.8 million LIFO expense and Turkey foreign exchange remeasurement expense of $12.4 million in the three months ended September 30, 2022. Includes a $42.5 million LIFO credit and $21.4 million of gains from antitrust litigation settlements in the three months ended September 30, 2021.

2 Includes an $8.1 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform, Turkey foreign exchange remeasurement expense of $6.1 million, a $4.8 million gain on the remeasurement of an equity investment, and a $3.7 million reduction to the previously recognized gain on the sale of businesses in the three months September 30, 2022. Includes a $64.7 million gain on the remeasurement of an equity investment, a $14.0 million impairment of a non-customer note receivable, and a $2.3 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the three months ended September 30, 2021.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2022	% of Revenue	Fiscal Year Ended September 30, 2021	% of Revenue	% Change
Revenue	$238,587,006		$213,988,843		11.5%

Cost of goods sold	230,290,639		207,045,615		11.2%

Gross profit [1]	8,296,367	3.48%	6,943,228	3.24%	19.5%

Operating expenses:
Distribution, selling, and administrative	4,848,962	2.03%	3,594,251	1.68%	34.9%
Depreciation and amortization	693,895	0.29%	505,172	0.24%	37.4%
Litigation and opioid-related expenses	123,191		272,623
Acquisition, integration, and restructuring expenses	183,059		199,288
Goodwill impairment [2]	75,936		6,373
Impairment of assets	4,946		11,324
Total operating expenses	5,929,989	2.49%	4,589,031	2.14%	29.2%

Operating income	2,366,378	0.99%	2,354,197	1.10%	0.5%

Other income, net [3]	(27,352)		(41,736)
Interest expense, net	210,673		174,074		21.0%

Income before income taxes	2,183,057	0.91%	2,221,859	1.04%	(1.7)%

Income tax expense [4]	516,517		677,251

Net income	1,666,540	0.70%	1,544,608	0.72%	7.9%

Net loss (income) attributable to noncontrolling interests	32,280		(4,676)

Net income attributable to AmerisourceBergen Corporation	$1,698,820	0.71%	$1,539,932	0.72%	10.3%

Earnings per share:
Basic	$8.15		$7.48		9.0%
Diluted	$8.04		$7.39		8.8%

Weighted average common shares outstanding:
Basic	208,472		205,919		1.2%
Diluted	211,210		208,465		1.3%
 ________________________________________

1    Includes a $67.2 million LIFO expense, Turkey foreign exchange remeasurement expense of $40.0 million, and a $1.8 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2022. Includes a $203.0 million LIFO credit and $168.8 million of gains from antitrust litigation settlements in the fiscal year ended September 30, 2021.

2    The goodwill impairments related to the Company's non-wholly-owned subsidiary in Brazil.

3    Includes a $56.2 million gain on the sale of non-core businesses, a $14.4 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform, Turkey foreign exchange remeasurement expense of $11.9 million, and a $4.8 million gain on the remeasurement of an equity investment in the fiscal year ended September 30, 2022. Includes a $64.7 million gain on the remeasurement of an equity investment, a $14.0 million impairment of a non-customer note receivable, and a $3.4 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the fiscal year ended September 30, 2021.

4    Includes $127.6 million of expense relating to UK tax reform, $73.8 million of expense relating to Swiss tax reform, and a $20.4 million adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the fiscal year ended September 30, 2021.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,985,559	$1,531,040	$454,519	$382,340	$83,664	$(3,939)	$294,737	$1.40

Gains from antitrust litigation settlements	—	—	—	—	79	—	(79)	—

Turkey highly inflationary impact	12,415	—	12,415	18,543	—	—	18,543	0.09

LIFO expense	104,839	—	104,839	104,839	24,943	—	79,896	0.38

Acquisition-related intangibles amortization	—	(72,685)	72,685	72,685	6,194	(1,127)	65,364	0.31

Litigation and opioid-related expenses	—	(15,024)	15,024	15,024	2,184	—	12,840	0.06

Acquisition, integration, and restructuring expenses	—	(81,992)	81,992	81,992	11,920	—	70,072	0.33

Gain on remeasurement of equity investment	—	—	—	(4,834)	—	—	(4,834)	(0.02)

Loss on sale of non-core businesses	—	—	—	3,745	2,821	3,618	4,542	0.02

Certain discrete tax benefits	—	—	—	—	9,302	—	(9,302)	(0.04)

Tax reform [1]	—	—	—	8,127	(5,951)	—	14,078	0.07

Adjusted Non-GAAP	$2,102,813	$1,361,339	$741,474	$682,461	$135,156	$(1,448)	$545,857	$2.60

Adjusted Non-GAAP % change vs. prior year quarter	4.8%	3.8%	6.8%	7.0%	4.3%		8.4%	8.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.25%	3.44%
Operating expenses	2.50%	2.23%
Operating income	0.74%	1.21%

________________________________________

1 Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,069,411	$1,507,516	$561,895	$553,936	$117,488	$1,250	$437,698	$2.08

Gains from antitrust litigation settlements	(21,362)	—	(21,362)	(21,362)	(32,251)	—	10,889	0.05

LIFO credit	(42,463)	—	(42,463)	(42,463)	(40,529)	—	(1,934)	(0.01)

Acquisition-related intangibles amortization	—	(81,932)	81,932	81,932	43,830	(5,734)	32,368	0.15

Litigation and opioid-related expenses	—	(45,348)	45,348	45,348	23,896	—	21,452	0.10

Acquisition, integration, and restructuring expenses	—	(51,062)	51,062	51,062	26,906	—	24,156	0.11

Impairment of non-customer note receivable	—	—	—	14,000	—	—	14,000	0.07

Gain on remeasurement of equity investment	—	—	—	(64,721)	—	—	(64,721)	(0.31)

Goodwill impairment	—	(6,373)	6,373	6,373	—	—	6,373	0.03

Impairment of assets	—	(11,324)	11,324	11,324	—	—	11,324	0.05

Tax reform [1]	—	—	—	2,276	(9,784)	—	12,060	0.06

Adjusted Non-GAAP	$2,005,586	$1,311,477	$694,109	$637,705	$129,556	$(4,484)	$503,665	$2.39	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.51%	3.40%
Operating expenses	2.56%	2.23%
Operating income	0.95%	1.18%
________________________________________
1 Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

2    The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$8,296,367	$5,929,989	$2,366,378	$2,183,057	$516,517	$32,280	$1,698,820	$8.04

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(408)	—	(1,427)	(0.01)

Turkey highly inflationary impact	40,033	—	40,033	51,966	—	—	51,966	0.25

LIFO expense	67,171	—	67,171	67,171	14,943	—	52,228	0.25

Acquisition-related intangibles amortization	—	(304,551)	304,551	304,551	67,749	(5,219)	231,583	1.10

Litigation and opioid-related expenses	—	(123,191)	123,191	123,191	24,111	—	99,080	0.47

Acquisition, integration, and restructuring expenses	—	(183,059)	183,059	183,059	35,829	—	147,230	0.70

Gain on remeasurement of equity investment	—	—	—	(4,834)	—	—	(4,834)	(0.02)

Goodwill impairment	—	(75,936)	75,936	75,936	—	(47,004)	28,932	0.14

Impairment of assets	—	(4,946)	4,946	4,946	—	—	4,946	0.02

Gain on sale of non-core businesses	—	—	—	(56,228)	(10,372)	3,618	(42,238)	(0.20)

Certain discrete tax benefits	—	—	—	—	(9,677)	6,840	16,517	0.08

Tax reform [1]	—	—	—	14,443	(32,109)	—	46,552	0.22

Adjusted Non-GAAP	$8,401,736	$5,238,306	$3,163,430	$2,945,423	$606,583	$(9,485)	$2,329,355	$11.03	2

Adjusted Non-GAAP % change vs. prior year	27.9%	33.5%	19.5%	19.3%	15.4%		20.7%	19.1%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.48%	3.52%
Operating expenses	2.49%	2.20%
Operating income	0.99%	1.33%

________________________________________

1 Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

2    The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$6,943,228	$4,589,031	$2,354,197	$2,221,859	$677,251	$(4,676)	$1,539,932	$7.39

Gains from antitrust litigation settlements	(168,794)	—	(168,794)	(168,794)	(47,517)	—	(121,277)	(0.58)

LIFO credit	(203,028)	—	(203,028)	(203,028)	(57,154)	—	(145,874)	(0.70)

Acquisition-related intangibles amortization	—	(176,221)	176,221	176,221	46,873	(7,498)	121,850	0.58

Litigation and opioid-related expenses	—	(272,623)	272,623	272,623	50,436	—	222,187	1.07

Acquisition, integration, and restructuring expenses	—	(199,288)	199,288	199,288	36,868	—	162,420	0.78

Impairment of non-customer note receivable	—	—	—	14,000	—	—	14,000	0.07

Gain on remeasurement of equity investment	—	—	—	(64,721)	—	—	(64,721)	(0.31)

Goodwill impairment	—	(6,373)	6,373	6,373	—	—	6,373	0.03

Impairment of assets	—	(11,324)	11,324	11,324	—	—	11,324	0.05

Certain discrete tax benefits [1]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [2]	—	—	—	3,362	(201,391)	—	204,753	0.98

Adjusted Non-GAAP	$6,571,406	$3,923,202	$2,648,204	$2,468,507	$525,791	$(12,174)	$1,930,542	$9.26

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.24%	3.07%
Operating expenses	2.14%	1.83%
Operating income	1.10%	1.24%
 ________________________________________

1     Represents an adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

2     Includes $127.6 million of expense relating to UK tax reform, $73.8 million of expense relating to Swiss tax reform, and a $3.4 million loss on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$54,788,447	$52,347,535	4.7%
International Healthcare Solutions	6,387,474	6,565,517	(2.7)%
Intersegment eliminations	(1,772)	(631)

Revenue	$61,174,149	$58,912,421	3.8%

	Three Months Ended September 30,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$578,416	$507,486	14.0%
International Healthcare Solutions	163,058	186,623	(12.6)%
Total segment operating income	741,474	694,109	6.8%

Gains from antitrust litigation settlements	—	21,362
LIFO (expense) credit	(104,839)	42,463
Turkey highly inflationary impact	(12,415)	—
Acquisition-related intangibles amortization	(72,685)	(81,932)
Litigation and opioid-related expenses	(15,024)	(45,348)
Acquisition, integration, and restructuring expenses	(81,992)	(51,062)
Goodwill impairment	—	(6,373)
Impairment of assets	—	(11,324)
Operating income	$454,519	$561,895	(19.1)%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	2.53%	2.38%
Operating expenses	1.47%	1.41%
Operating income	1.06%	0.97%

International Healthcare Solutions
Gross profit	11.22%	11.54%
Operating expenses	8.67%	8.69%
Operating income	2.55%	2.84%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.25%	3.51%
Operating expenses	2.50%	2.56%
Operating income	0.74%	0.95%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.44%	3.40%
Adjusted operating expenses	2.23%	2.23%
Adjusted operating income	1.21%	1.18%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$212,100,202	$202,461,545	4.8%
International Healthcare Solutions	26,491,673	11,529,629	129.8%
Intersegment eliminations	(4,869)	(2,331)

Revenue	$238,587,006	$213,988,843	11.5%

	Fiscal Year Ended September 30,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$2,456,972	$2,257,918	8.8%
International Healthcare Solutions	706,458	390,286	81.0%
Total segment operating income	3,163,430	2,648,204	19.5%

Gains from antitrust litigation settlements	1,835	168,794
LIFO (expense) credit	(67,171)	203,028
Turkey highly inflationary impact	(40,033)	—
Acquisition-related intangibles amortization	(304,551)	(176,221)
Litigation and opioid-related expenses	(123,191)	(272,623)
Acquisition, integration, and restructuring expenses	(183,059)	(199,288)
Goodwill impairment	(75,936)	(6,373)
Impairment of assets	(4,946)	(11,324)
Operating income	$2,366,378	$2,354,197	0.5%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	2.57%	2.48%
Operating expenses	1.41%	1.37%
Operating income	1.16%	1.12%

International Healthcare Solutions
Gross profit	11.12%	13.38%
Operating expenses	8.46%	9.99%
Operating income	2.67%	3.39%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.48%	3.24%
Operating expenses	2.49%	2.14%
Operating income	0.99%	1.10%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.52%	3.07%
Adjusted operating expenses	2.20%	1.83%
Adjusted operating income	1.33%	1.24%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$3,388,189	$2,547,142
Accounts receivable, net	18,452,675	18,167,175
Inventories	15,556,394	15,368,352
Right to recover asset	1,532,061	1,271,557
Prepaid expenses and other	660,439	1,448,383
Total current assets	39,589,758	38,802,609

Property and equipment, net	2,135,003	2,162,961
Goodwill and other intangible assets	12,836,623	14,287,458
Deferred income taxes	237,571	290,791
Other long-term assets	1,761,661	1,793,986

Total assets	$56,560,616	$57,337,805

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,192,890	$38,009,954
Other current liabilities	2,214,592	3,048,474
Short-term debt	1,070,473	300,213
Total current liabilities	43,477,955	41,358,641

Long-term debt	4,632,360	6,383,711

Accrued income taxes	320,274	281,070
Deferred income taxes	1,620,413	1,685,296
Other long-term liabilities	976,583	1,082,723
Accrued litigation liability	5,461,758	5,961,953

Total equity	71,273	584,411

Total liabilities and stockholders' equity	$56,560,616	$57,337,805

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2022	2021
Operating Activities:
Net income	$1,666,540	$1,544,608
Adjustments to reconcile net income to net cash provided by operating activities	1,176,210	754,656
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,659,525)	(930,078)
Inventories	(665,370)	(1,116,344)
Accounts payable	3,320,725	2,049,167
Other, net	(1,135,492)	364,577
Net cash provided by operating activities	2,703,088	2,666,586

Investing Activities:
Capital expenditures	(496,318)	(438,217)
Cost of acquired companies, net of cash acquired	(133,814)	(5,563,040)
Cost of equity investments	(18,491)	(162,620)
Proceeds from the sale of businesses	272,586	—
Other, net	7,600	22,300
Net cash used in investing activities	(368,437)	(6,141,577)

Financing Activities:
Net debt (repayments) borrowings	(923,103)	2,216,552
Purchases of common stock [1]	(483,704)	(82,150)
Exercises of stock options	93,912	198,750
Cash dividends on common stock	(391,687)	(366,648)
Other, net	(48,198)	(13,655)
Net cash (used in) provided by financing activities	(1,752,780)	1,952,849

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(57,850)	(3,725)

Increase (decrease) in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	524,021	(1,525,867)
Less: Increase in cash classified within assets held for sale	(610)	(1,751)
Increase (decrease) in cash, cash equivalents, and restricted cash	523,411	(1,527,618)

Cash, cash equivalents, and restricted cash at beginning of year [2]	3,070,128	4,597,746

Cash, cash equivalents, and restricted cash at end of year [2]	$3,593,539	$3,070,128

________________________________________
1     Excludes $28.4 million of September 2022 purchases that cash settled in October 2022.

2    The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

(amounts in thousands)	September 30, 2022	September 30, 2021	September 30, 2020
Cash and cash equivalents	$3,388,189	$2,547,142	$4,597,746
Restricted cash (included in Prepaid Expenses and Other)	144,980	462,986	—
Restricted cash (included in Other Assets)	60,370	60,000	—
Cash, cash equivalents, and restricted cash	$3,593,539	$3,070,128	$4,597,746

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense/credit. Gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense/credit are excluded because the Company cannot control the amounts recognized or timing of these items. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense/credit is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, litigation and opioid-related expenses, acquisition, integration, and restructuring expenses, goodwill impairment, and impairment of assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition, integration, and restructuring expenses that are unpredictable and/or non-recurring. We exclude the amount of litigation settlements and other expenses, such as goodwill impairment and the impairment of assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain on the remeasurement of an equity investment, impairment of a non-customer note receivable, as well as the gain/loss on the sale of non-core businesses and the gain/loss on the currency remeasurement of the deferred tax asset relating to Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium are also excluded from adjusted income tax expense. Further, certain expenses relating to tax reforms in the UK and Switzerland are excluded from adjusted income tax expense in fiscal 2021 and certain benefits relating to tax reform in Switzerland are excluded from adjusted income tax expense in fiscal 2022. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization, goodwill impairment, and gain/loss on sale of non-core businesses. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to AmerisourceBergen.

•Adjusted net income attributable to AmerisourceBergen: Adjusted net income attributable to AmerisourceBergen is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense/credit; acquisition-related intangibles amortization; litigation and opioid expenses; acquisition, integration and restructuring expenses; gain on remeasurement of equity investment; gain/loss on sale of non-core businesses; impairment of a non-customer note receivable; goodwill impairment; and impairment of assets, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the per share impact of certain benefits and expenses relating to tax reforms in Switzerland and the UK are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the fiscal year ended September 30, 2022, adjusted free cash flow of $2,977.8 million consisted of net cash provided by operating activities of $2,703.1 million, minus capital expenditures of $496.3 million and the gains from antitrust litigation settlements of $1.8 million, plus legal settlement payments of $772.9 million.

The Company also presents revenue and operating income on a “constant currency” basis, which are non-GAAP financial measures. These amounts are calculated by translating current period GAAP results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and management believes that this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

In addition, the Company has provided non-GAAP fiscal year 2023 guidance for diluted earnings per share, operating income, effective income tax rate and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense/credit is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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